Exhibit 10.39

THIRD AMENDMENT TO RETIREMENT BENEFIT PACKAGE AGREEMENT

THE THIRD AMENDMENT TO THE RETIREMENT BENEFIT PACKAGE AGREEMENT (the “Amendment”) is made, effective as of January 1, 2016, by Ross Stores, Inc. (the “Company”) and Norman Ferber (“Ferber”). Ferber and the Company previously entered into a Retirement Benefit Package Agreement, effective June 6, 2010 (attached hereto) and amended effective January 30, 2012 and February 17, 2015, and it is now the intention of Ferber and the Company to amend the Retirement Benefit Package Agreement as set forth below. Accordingly, the Company and Ferber hereby agree as follows:

I.	Paragraph 1.1(a) of the Retirement Benefit Package Agreement is hereby amended by deleting the last sentence thereof and inserting the following at the end thereof:

“Notwithstanding the foregoing, the level of medical, dental and vision coverage provided under this Section 1.1(a) shall in no event be less than the greater of (i) the level of such coverage provided to the Company’s Chief Executive Officer during the then current year and (ii) the level of such coverage provided to Ferber and his spouse on June 1, 2012 (as listed in Exhibit A attached hereto and described in the Aetna Schedule of Benefits and the Aetna Benefit Plan Booklet for the PPO Medical Plan (GR-9N, Certificate GP-724710), both effective January 1, 2011; the Ross Stores, Inc. Dental Plan Schedule of Benefits (Metropolitan Group Policy 105624-1-G), effective January 1, 2013; and the VSP Vision Care for Life Summary, effective January 1, 2013) (the greater of the coverage referred to in clauses (i) or (ii) shall be referred to as the “Minimum Coverage”). Notwithstanding Section 1.1(d) to the contrary, in the event that, after Ferber has ceased providing services to the Company, such coverage may no longer be extended to Ferber (a) due to the terms of the Company’s health care plans, (b) under applicable law or (c) because such coverage is no longer available, the Company shall purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Ferber, Ferber’s spouse, and Ferber’s children under the age of 21 (or older if living at home or at college) at the level of coverage equal to the Minimum Coverage at no cost on an after-tax basis to Ferber, his spouse and his children. Ferber may retain a third party consultant (at the sole expense of the Company) to verify that the level of coverage provided under such policy, policies or otherwise is equal to or greater than the Minimum Coverage.”

Except for the amendment as set forth above, the Retirement Benefit Package Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC.	NORMAN FERBER

/s/G. Orban	/s/Norman A. Ferber
By: George P. Orban	Norman Ferber
Chairman of the Compensation Committee

Date	Date